Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX RECEIVES DELISTING NOTIFICATION

FROM NYSE AMEX

IRVINE, CA (Dec 9, 2009) — Cortex Pharmaceuticals, Inc. (NYSE Amex (COR)) announced that it has received notification from the NYSE Amex LLC indicating that, due to the Company’s non-compliance with certain continued listing standards as previously reported, the Exchange intends to delist the Company’s common stock from the NYSE Amex effective as of the close of business on Friday, December 11, 2009. Cortex appealed an earlier delisting determination by the NYSE Amex, but was unable to regain compliance within the allotted timeframe provided by the Exchange.

Upon the Company’s delisting of its common stock from the NYSE Amex, the Company believes that its securities will be eligible for quotation on the OTC Bulletin Board. Cortex intends to continue to comply with its Securities and Exchange Commission filing obligations.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain-mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — this press release contains forward-looking statements concerning the Company’s operating activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the FINRA may not approve any market maker’s application to quote the Company’s common stock on the OTC Bulletin Board. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

# # # # #